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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                         September 14, 1999

ARCO, ELF SIGN AGREEMENT ON RHOURDE EL BAGUEL FIELD
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LOS ANGELES --- ARCO El-Djazair Co., a subsidiary of Los Angeles-based ARCO
(NYSE: ARC), has signed an agreement with Elf Hydrocarbures Algerie, (ELF), a fully owned subsidiary of Elf Aquitaine, whereby ELF will acquire an interest in ARCO's Production Sharing Contract covering the Rhourde El Baguel Field in Algeria.

Under the agreement, which is subject to approval by the national enterprise SONATRACH and the Algerian government, ELF will acquire forty percent (40%) of ARCO's interest in the Production Sharing Contract with ARCO retaining the remaining sixty percent interest (60%).

ELF will pay ARCO a specified amount over a six-year period which will cover ARCO's capital requirements for field development. The agreement also calls for ELF to pay ARCO specified additional amounts if designated profitability levels are obtained. As a result of this transaction, ARCO will record an after-tax charge of $180 million as a special item in the third quarter.

The Rhourde El Baguel Field, one of the largest oil accumulations in Algeria, was discovered in 1962 and is estimated to have originally contained approximately 3 billion barrels of oil in place. ARCO and SONATRACH signed the Production Sharing Contract for the Rhourde El Baguel Field in February 1996, calling for the implementation of an enhanced oil recovery program, utilizing miscible gas technology, to increase the ultimate recovery of crude oil from the field.

ARCO has successfully applied this same miscible gas technology in a number of fields in the United States, including the Prudhoe Bay Field in Alaska. At Rhourde El Baguel, daily production rates have increased since 1996 and are anticipated to increase further after natural gas injection commences later this year, with a targeted daily production rate expected to exceed 100,000 barrels per day.

The Rhourde El Baguel Field is operated by a joint operating company, SONARCO, currently staffed with personnel from SONATRACH and ARCO.

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MEDIA CONTACT: Linda Dozier or Marylou Flynn at (213) 486-3384.

INVESTOR RELATIONS: Eden Warner or Dave De Sonier 213-486-1511

For a menu of ARCO news releases or to retrieve a specific release, visit our Web site at http://www.arco.com on the Internet.
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